Securities & Exchange Commission,
Washington, D.C.

CONSENT OF GEOLOGIST
DOUGLAS H. OLIVER, Ph.D.

I, Douglas H. Oliver, Ph.D., of 11564 Belfry Point, Bentonville, Arkansas 72712, USA do hereby consent to the use in this Registration Statement of Hemis Corporation Inc., on Form SB2 of my May 2006 report of the mining interests of El Tigre Project, Sonoro, Mexico, and the information derived from such report and the reference of my name as an expert in this regard. I hereby concur with the summary of the report contained in the registration statement. I also consent to the reference to me under the heading “Experts” in such registration statement and agree to the filing of this consent as an exhibit to the registration statement.

/s/ Doug Oliver

D.H.Oliver
11564 Belfry Point,
Bentonville, Arkansas
72712, USA

Date: December 11, 2006